Exhibit 99.1

Hana Biosciences Initiates Talotrexin Phase II Clinical Trials in Relapsed or Refractory Non-Small Cell Lung Cancer (NSCLC)

SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--March 31, 2006--
Completed Phase I Results to Be Presented at American Society of Clinical Oncology (ASCO) Meeting to Be Held June 2-6, 2006 in Atlanta

Hana Biosciences (AMEX:HBX), a biopharmaceutical company focused on advancing cancer care, announced that the company initiated a multicenter, multinational Phase II clinical trial with Talotrexin (PT-523) in relapsed or refractory non-small cell lung cancer (NSCLC).

The primary objective of this Phase II portion of an ongoing Phase I/II open-label study is to demonstrate an improvement in overall survival. Secondary objectives are evaluation of safety, overall response rate, time to progression, and progression free survival. Relapsed or refractory NSCLC patients who have failed at least two lines of treatment including standard chemotherapy and/or an epidermal growth factor receptor (EGFR) tyrosine kinase inhibitor are eligible to enroll in the study. Patients who meet all eligibility criteria will receive Talotrexin on a 21-day cycle. Myelosuppresion and mucositis were the dose limiting toxicities of the Phase I portion of the trial that determined the recommended Phase II dose of Talotrexin in this setting. Updated clinical trial data will be presented during the 42nd Annual American Society of Clinical Oncology (ASCO) meeting in Atlanta, June 2-6, 2006.

"Advancing into Phase II is an exciting step forward in the development of Talotrexin as a potential therapy for heavily pre-treated non-small cell lung cancer patients," noted Greg Berk, MD, Chief Medical Officer and Senior Vice President, Hana Biosciences.

Jennifer Garst, MD, Assistant Professor of Medicine at Duke University, and an investigator on the trial commented, "Antifolates clearly have a role in the management of advanced non-small cell lung cancer. These preliminary data are encouraging and support taking this drug into the phase II setting."

Summary of Reported Interim Phase I Results in NSCLC

Previous positive interim Phase I data from this study evaluating single agent Talotrexin in relapsed or refractory advanced non-small cell lung cancer (NSCLC) was presented at the American Association for Cancer Research-National Cancer Institute-European Organisation for Research and Treatment of Cancer (AACR-NCI-EORTC) International Conference on Molecular Targets and Cancer Therapeutics in Philadelphia, Pennsylvania on November 16, 2005.

Talotrexin was administered as a 5-minute intravenous infusion (IV) on a 21-day cycle. Eligible patients with an ECOG performance status of 0-2 were administered increasing doses of Talotrexin during the study. Tumor response and disease progression relative to baseline was evaluated using the Response Evaluation Criteria in Solid Tumors (RECIST) methodology. Toxicity was graded using the National Cancer Institute Common Toxicity Criteria (NCI-CTC). At this interim analysis, 15 patients had received a total of 50 cycles of Talotrexin (median 3, range 1-8) at doses from 27 mg/m2 to 270 mg/m2 per cycle. Thirteen patients had evaluable CT scans, and all evaluated patients had failed previous platinum therapy. Talotrexin administered on this schedule as a single agent demonstrated acceptable tolerability and encouraging results in patients with relapsed or refractory NSCLC.

Interim results suggested:

-- Talotrexin is well tolerated over multiple cycles of therapy, with myelosuppresion and mucositis the dose limiting toxicities.

-- Clinical benefit in 67% or 10 (2 partial responses (PR) + 8 stable disease (SD)) of 15 treated patients was observed in patients after 2 or more cycles of Talotrexin. One patient who previously failed pemetrexed (Alimta(R)) has received 7 cycles of Talotrexin therapy. Median duration of PR and SD has not been reached to date.

About Talotrexin

Talotrexin is a novel nonpolyglutamatable antifolate drug which has demonstrated improved antitumor activity in a broad spectrum of preclinical cancer models by targeting dihydrofolate reductase (DHFR) to prevent DNA synthesis and inhibit tumor growth. Compared to methotrexate in preclinical studies, Talotrexin enters into cells up to 10-times more efficiently and demonstrates 10- to 100-fold more potency by overcoming resistance by remaining active in tumors by not requiring polyglutamation, and binds more tightly to its anti-tumor target DHFR which enhances efficacy. Talotrexin is currently being evaluated in two additional clinical trials: a Phase I trial in patients with solid tumors; and a Phase I/II multi-center trial in relapsed or refractory leukemias. Detailed information regarding these ongoing trials can be accessed at www.hanabiosciences.com. Additional trials in cervical and gastric cancers are planned.

About Non-Small Cell Lung Cancer (NSCLC)

According to the World Health Organization, there are more than 1.2 million cases worldwide of lung and bronchial cancer each year, causing approximately 1.1 million deaths annually. It is estimated that more than 173,000 people will be diagnosed with lung cancer in the United States in 2005. According to the National Cancer Institute, lung cancer is the single largest cause of cancer deaths in the United States and is responsible for nearly 30 percent of cancer deaths in this country. NSCLC is the most common form of the disease and accounts for more than 80 percent of all lung cancers. Despite recent therapeutic advances in NSCLC, the overall survival remains poor and there is a need for improved treatments.

About Hana Biosciences, Inc.

Hana Biosciences, Inc. (AMEX:HBX) is a South San Francisco, CA-based biopharmaceutical company that acquires, develops, and commercializes innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of Hana's product candidates, the risk that the results of clinical trials may not support Hana's claims, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2005. Hana assumes no obligation to update these statements, except as required by law.

CONTACT:	Hana Biosciences, Inc.
John Iparraguirre, 650-588-6377 (Investor & Media)
Fax: 650-588-2787
investor.relations@hanabiosciences.com

SOURCE:	Hana Biosciences, Inc.